EXHIBIT 99.3

EVCI Career Colleges Holding Corp. and Subsidiaries
Unaudited Pro Forma Combined Condensed
Financial Statements

The Unaudited Combined Condensed Pro Forma Statements of Operations combine the historical consolidated statements of income of EVCI and Technical Career Institutes, Inc. and subsidiary as if the acquisition had occurred on January 1, 2004. EVCI has adjusted the historical consolidated financial information to account for pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the consolidated results.

On September 16, 2005, EVCI Career Colleges Holding Corp. (“EVCI”) completed the acquisition of Technical Career Institutes, Inc. and subsidiary (“TCI”) pursuant to the Stock Purchase Agreement by and among EVCI Career Colleges Holding Corp., Technical Career Institutes, Inc., East Coast Training Services of Delaware, Inc., East Coast Capital Corp., and North American Training Services, Inc. Pursuant to the acquisition, TCI became a wholly-owned subsidiary of EVCI and the shareholders of TCI were paid aggregate consideration of approximately $16 million in cash, subject to adjustment in accordance with terms of the Stock Purchase Agreement.

The following Unaudited Consolidated Condensed Pro Forma financial information gives effect to EVCI’s acquisition of TCI as if the transaction had occurred as of January 1, 2004 for the purposes of the Unaudited Pro Forma Combined Condensed Statement of Income. The acquisition of TCI was recorded using the purchase method of accounting. The following unaudited pro forma financial statements are based on the historical financial statements of EVCI and TCI during the periods presented, with proforma adjustments reflecting the effects of the acquisition. The total aggregate purchase price of TCI has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based on valuation procedures performed to date. This allocation is subject to change pending the final analysis of the total purchase price paid, including direct costs of the acquisition, and the estimated fair value of the assets acquired and liabilities assumed. However, the Company does not believe the impact of these changes will be material.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction and do not reflect any restructuring or integration costs, or any potential cost savings or other synergies that management expects to realize as a result of the transaction. The accompanying unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and the related notes thereto of EVCI included in our Annual Report on Form 10-KSB, and the historical financial statements and the notes thereto of TCI included elsewhere in this Current Report on Form 8-K/A.

An unaudited pro forma balance sheet as of September 30, 2005 has not been provided since the impact of the TCI acquisition is included on the September 30, 2005 balance sheet included with Form 10-Q for EVCI as filed on November 22, 2005.

The unaudited pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated on the dates indicated, nor is it necessarily indicative of the future results of operations of EVCI.

EVCI Career Colleges Holding Corp. and Subsidiaries
Unaudited Combined Condensed
Pro Forma Statement of Income
Year Ended December 31, 2004
(in thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	EVCI	TCI	Adjustments	Notes	EVCI

Net revenue	$31,740	$34,746			$66,486
Other income	352	242			594

Total revenue	32,092	34,988			67,080

Operating expenses:
Cost of revenue	7,314	14,837			22,151
Selling, general and administrative	21,134	18,673	177	(1)	39,984

Total operating expenses	28,448	33,510	177		62,135

Income from operations	3,644	1,478	(177)		4,945

Other income (expense):
Interest and financing costs	(226)	(29)	(1,145)	(2)	(1,400)
Interest income	74	89			163

Income before benefit from income taxes	3,492	1,538	(1,322)		3,708

Benefit from income taxes	(2,762)	699	(595)	(3)	(2,658)

Net income	$6,254	$839	($727)		$6,366

Net income per common share:
Basic	$0.53				$0.54
Diluted	$0.50				$0.51

Weighted average number of common shares outstanding
Basic	11,884				11,884
Diluted	12,518				12,518

See accompanying notes to unaudited pro forma combined condensed financial statements

EVCI Career Colleges Holding Corp. and Subsidiaries
Unaudited Combined Condensed
Pro Forma Statement of Income
Nine Months ended September 30, 2005
(in thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	EVCI	TCI	Adjustments	Notes	EVCI

Net revenue	$29,703	$25,483	($2,089)	(7)	$53,097
Other income	247	100	(17)	(7)	330

Total revenue	29,950	25,583	(2,106)		53,427

Operating expenses:
Cost of revenue	9,334	13,374	(535)	(7)	22,173
Selling, general and administrative	20,831	11,172	(674)	(4),(7)	31,329

Total operating expenses	30,165	24,546	(1,209)		53,502

Income from operations	(215)	1,037	(897)		(75)

Other income (expense):
Interest and financing costs	(169)	5	(1,325)	(5)	(1,489)
Interest income	79	47	(7)	(7)	119

Income before benefit from income taxes	(305)	1,089	(2,229)		(1,445)

Provision for income taxes	200	490	(1,003)	(6)	(313)

Net income	($505)	$599	($1,226)		($1,132)

Net income per common share:
Basic	($0.04)				($0.09)
Diluted	($0.04)				($0.09)

Weighted average number of common shares outstanding
Basic	12,424				12,424
Diluted	12,424				12,424

See accompanying notes to unaudited pro forma combined condensed financial statements

Notes to Unaudited Pro Forma Combined Condensed
Financial Statements

Note A - The Acquisition of Technical Career Institutes, Inc.

On September 15, 2005, EVCI Career Colleges Holding Corp. (“EVCI”) completed the acquisition of Technical Career Institutes, Inc. and Subsidiary (“TCI”) a New York corporation, pursuant to the Stock Purchase Agreement by and among EVCI Career Colleges Holding Corp., Technical Career Institutes, Inc., East Coast Training Services of Delaware, Inc., East Coast Capital Corp., and North American Training Services, Inc. Pursuant to the acquisition, TCI became a wholly-owned subsidiary of EVCI and the shareholders of TCI were paid an aggregate purchase price of approximately $16 million in cash, subject to adjustment in accordance with the terms of the Stock Purchase Agreement.

The cash consideration for the acquisition was funded primarily through a new $16 million credit facility with Harris N.A. Additional amounts as well as transaction costs were funded with cash on hand. The amount of consideration was determined on the basis of arm’s length negotiations between EVCI and TCI.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at September 15, 2005 and the amount allocated to goodwill.

Current assets	$16,468,000
Property and equipment, net	546,000
Goodwill	1,147,000
Other intangible assets	12,440,000
Other assets	882,000
Total assets acquired	31,483,000

Current liabilities	15,363,000
Other liabilities	63,000
Total liabilities assumed	15,426,000

Net assets acquired	$16,057,000

Note B - Adjustments to Unaudited Combined Condensed Pro Forma Financial Statements

The adjustments to the unaudited combined condensed pro forma income statement for the nine months ended September 30, 2005 and the year ended December 31, 2004, in connection with the TCI acquisition are presented below.

Adjustments to the December 31, 2004 Unaudited Combined Condensed Pro Forma Statement of Income.

(1)	Adjustment to record additional depreciation and amortization on acquired intangible assets
(2)	Adjustment to record interest and amortization of deferred financing costs
(3)	Adjustment to record income tax benefit

Adjustments to the September 30, 2005 Unaudited Combined Condensed Pro Forma Statement of Income

(4)	Adjustment to record additional depreciation and amortization on acquired intangible assets
(5)	Adjustment to record interest and amortization of deferred financing costs
(6)	Adjustment to record income tax benefit
(7)	Adjustment to remove the activity of TCI for the period from acquisition date that is included with reported historical information (September 16, 2005 through September 30, 2005)

Note C - Items Not Adjusted

The unaudited combined condensed pro forma financial statements do not reflect any effect of operating efficiencies, cost savings and other benefits anticipated by EVCI’s management as a result of the merger. Additionally, certain integration costs may be recorded subsequent to the merger that, under purchase accounting, will not be treated as a part of the TCI purchase price. These costs have not been reflected in these unaudited pro forma condensed statements of income because they are not expected to have a continuing impact on the combined results.

Note D - Unaudited Pro Forma Net Income Per Share

The pro forma basic and diluted net income per share is computed by dividing the pro forma net income by pro forma basic and diluted weighted average number of shares outstanding, assuming EVCI and TCI had merged at the beginning of the earliest period presented. The pro forma weighted average basic and diluted number of shares outstanding is calculated as historically presented since no common shares were issued in connection with the transaction.

Technical Career Institutes, Inc.
(a wholly-owned subsidiary of East Coast Training Services of Delaware, Inc.)
Notes to Unaudited Financial Statements

Note 1. Nature of Business

Technical Career Institutes, Inc. (“TCI”) is a proprietary school located in New York City that offers certificate and degree programs of study in business and technical fields. Substantially all of TCI’s revenues are provided by students who participate in government financial aid programs. TCI is a wholly-owned subsidiary of East Coast Training Services of Delaware, Inc. (“ECTS”). ECTS is a wholly-owned subsidiary of East Coast Capital Corp. which, in turn, is a wholly-owned subsidiary of North American Training Services, Inc.

Note 2. Basis of Presentation

In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly TCI’s financial position as of June 30, 2005 and September 30, 2004, and the results of its operations and cash flows for the nine month periods ended June 30, 2005 and 2004, respectively. The adjustments that have been made are of a normal recurring nature.

The balance sheet at September 30, 2004 has been derived from the audited financial statements at that date, but does not include all of the information required by generally accepted accounting principles for complete financial statements.

The accounting policies followed by TCI are set for the in Note 1 to TCI’s September 30, 2004 audited financial statements contained within this filing.

Note 3. Subsequent Event

At September 16, 2005, EVCI Career Colleges Holding Corp. (“EVCI”) acquired all of the outstanding common shares of TCI and TCI became a wholly-owned subsidiary of EVCI. As a result of this acquisition, TCI’s former shareholder was paid an aggregate purchase price of $16,000,000 in cash, subject to adjustment in accordance with terms of the acquisition agreement.